                                                                EXHIBIT 12a

                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                     PER REGULATION S-K 229.503 (ITEM 503)

                                                          BEFORE                             BEFORE                      BEFORE
                      NINE MONTHS                        ACCT CHG                         RESTRUCTURING                LITIGATION
                       SEPTEMBER   DECEMBER  DECEMBER    DECEMBER  DECEMBER  DECEMBER       DECEMBER     DECEMBER       DECEMBER
                          1995       1994      1993        1993      1992      1991           1991         1990           1990
                      -----------  --------  --------    --------  --------  --------     -------------  --------      ----------
Earnings:
  Pre-Tax Income         61,143     74,306    89,289      89,289    97,689    65,649         65,649       55,509         55,509
    Extraordinary
      Charges                                (37,764)(1)      --        --   (45,300)(2)         --      (12,000)(3)         --
  Add: Fixed Charges     12,560     12,774    11,989      11,989    10,780    12,419         12,419       18,709         18,709
  Less: Interest
      Capitalization       (617)    (1,041)   (1,108)     (1,108)     (753)   (1,629)        (1,629)      (1,032)        (1,032)
                         ------     ------    ------     -------   -------    ------         ------       ------         ------
      Total Earnings     73,086     86,039    62,406     100,170   107,716    31,139         76,439       61,186         73,186
                         ======     ======    ======     =======   =======    ======         ======       ======         ======

Fixed Charges:
  Interest Expense       11,343     10,933    10,081      10,081     9,227     9,940          9,940       16,827         16,827
  Interest
    Capitalization          617      1,041     1,108       1,108       753     1,629          1,629        1,032          1,032
  Interest Portion
    of Rental
    Expense                 600        800       800         800       800       850            850          850            850
                         ------     ------    ------     -------   -------    ------         ------       ------         ------
      Total Fixed
         Charges         12,560     12,774    11,989      11,989    10,780    12,419         12,419       18,709         18,709
                         ======     ======    ======     =======   =======    ======         ======       ======         ======
      Total Earnings     73,086     86,039    62,406     100,170   107,716    31,139         76,439       61,186         73,186

Divided By:
  Total Fixed
    Charges              12,560     12,774    11,989      11,989    10,780    12,419         12,419       18,709         18,709
                         ------     ------    ------     -------   -------    ------         ------       ------         ------
      Ratio                5.82       6.74      5.21        8.36      9.99      2.51           6.16         3.27           3.91

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(1)  Pre-tax effect of FAS 106, accounting for retiree benefits.
(2)  Pre-tax effect of restructuring charges
(3)  Pre-tax effect of litigation charge

Note: Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculations. Interest portion of rental expense are conservative estimates based on actual amounts from prior years.